CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 28, 2022, relating to the financial statements and financial highlights of Smead Value Fund, a series of Smead Funds Trust, for the year ended November 30, 2021, and to the incorporation of our report dated March 18, 2021, on the financial statements of Smead International Value Fund, L.P., for the year ended December 31, 2020, and to the references to our firm for Smead Value Fund and Smead International Value Fund under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Cleveland, Ohio

March 28, 2022